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                                    FORM 8-K

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): December 29, 2004

                           DUSA PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

  NEW JERSEY                           0-19777                      22-3103129
(State or other                                                   (IRS Employer
jurisdiction of                      (Commission                  Identification
 incorporation)                      File Number)                     Number)

                                 25 UPTON DRIVE
                         WILMINGTON, MASSACHUSETTS 01887
          (Address of principal executive offices, including ZIP code)

                                 (978) 657-7500
              (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01 - ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 29, 2004, DUSA Pharmaceuticals, Inc. ("DUSA") and Mr. Robert F. Doman agreed to the principal provisions of an employment agreement regarding the terms upon which Mr. Doman will serve as DUSA's President and Chief Operating Officer ("COO") (the "Employment Agreement"). A brief description of the material terms and conditions of the Employment Agreement is set forth in
Item 5.02 below.

ITEM 5.02 - DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On January 4, 2005, DUSA announced the appointment by DUSA's Board of Directors of Mr. Doman as President and COO effective January 3, 2005. As a result of Mr. Doman joining DUSA, Dr. D. Geoffrey Shulman resigned his position as President of the Company and Mr. Jay Haft resigned as Chairman of the Board of Directors also effective January 3, 2005. Dr. Shulman remains as DUSA's Chief Executive Officer and has been re-appointed to the position of Chairman of the Board of Directors. Mr. Haft retains his position as Lead Director and has been appointed to the position of Vice Chairman of the Board of Directors. Each of the officers will serve a one year term or until their successors are duly elected and qualified at the Company's next annual meeting of shareholders.

Prior to joining DUSA, Mr. Doman, who is 55 years old, was the President of Leach Technology Group of Leach Holding Corporation ("Leach") from June 2000 until March 2004. Leach is a global medical electronic device design, product development and contract manufacturing services organization. Mr. Doman was the President, Device Product Development for West Pharmaceutical Services, a global drug delivery technology company, from April 1999 until June 2000.

According to the terms of the offer of employment which was made by DUSA and accepted by Mr. Doman, Mr. Doman shall receive an initial base salary of Three Hundred Thousand Dollars ($300,000) per year. He is eligible for an annual bonus of up to forty percent (40%) of his base salary, contingent on the achievement of both personal and corporate goals. His base salary shall be reviewed annually, but shall not be reduced during his tenure. Mr. Doman will also receive a stock option to purchase 100,000 shares of DUSA common stock. The exercise price for 50,000 of such options shall be the closing price of DUSA's common stock on January 3, 2005, and the exercise price for the remaining 50,000 options shall be the closing price of DUSA's common stock two (2) business days following DUSA's press release reporting sales for the year ended December 31, 2004. Mr. Doman will be entitled to customary benefits during the term of his employment as are provided generally to other senior executives of DUSA, including health, dental, life and disability insurance, 401(k), holiday and vacation benefits on the same or similar terms as those offered to other DUSA officers. DUSA will also provide a housing allowance to be determined on mutually agreeable terms and an automobile allowance of Eight Hundred Dollars ($800) per month, plus reimbursement for insurance and fuel costs. In addition, in the event Mr. Doman's employment is terminated as a result of a "change of control" of the

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Company, as defined in the Employment Agreement, Mr. Doman will receive the acceleration of the vesting of outstanding options and the payment of up to three (3) years' salary, among other benefits. DUSA may terminate Mr. Doman's employment with or without cause on sixty (60) days prior written notice.

A copy of the Press Release announcing Mr. Doman's hiring is attached as Exhibit 99.

ITEM 5.03 - AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

On December 29, 2004, DUSA's Board of Directors amended its By-Laws to (i) clarify that a non-employee officer may serve as the Lead Director and (ii) created the position of Vice Chairman of the Board of Directors. A copy of the amended and restated By-Laws is attached as Exhibit 3.

ITEM 9.01 - FINANCIAL STATEMENTS AND EXHIBITS

 3 - By-Laws of DUSA Pharmaceuticals, Inc.

99 - Press Release dated January 4, 2005
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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             DUSA PHARMACEUTICALS, INC.

Dated:  January 4, 2005                      By: /s/ D. Geoffrey Shulman
                                                 -------------------------------
                                                 D. Geoffrey Shulman, MD, FRCPC
                                                 Chairman of the Board and Chief
                                                 Executive Officer

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                                  EXHIBIT INDEX

3     By-Laws of DUSA Pharmaceuticals, Inc.

99    Press Release dated January 4, 2005